Exhibit 99.2

Viscogliosi Brothers Acquisition Corp. Announces Closing of Fully-Exercised Over-Allotment Option in Connection with Its Initial Public Offering

NEW YORK, January 14, 2022 – Viscogliosi Brothers Acquisition Corp. (NASDAQ: VBOCU, the “Company”) announced today that the underwriters in its initial public offering, pursuant to the terms of the underwriting agreement, fully exercised their over-allotment option and, on January 14, 2022, purchased 1,125,000 units, generating additional gross proceeds of $11,250,000. Each unit consists of one share of common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per whole share, subject to adjustment.

The total aggregate issuance by the Company of 8,625,000 units at a price of $10.00 per unit resulted in total gross proceeds of $ 86,250,000.

The units are listed on the NASDAQ Global Market (“NASDAQ”) and began trading under the ticker symbol “VBOCU” on January 7, 2022. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on NASDAQ under the symbols “VBOC,” and “VBOCW,” respectively.

Raymond James & Associates, Inc. acted as sole book running manager in the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 6, 2022. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716 Attention: Equity Syndicate, 1-800-248-8863 or prospectus@raymondjames.com. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Viscogliosi Brothers Acquisition Corp.

Viscogliosi Brothers Acquisition Corp. is a blank check company incorporated in Delaware whose business purpose is to effect a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus on businesses that have their primary operations located in North America and Europe in the neuro-musculoskeletal industry.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the expected use of proceeds from the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Viscogliosi Brothers Acquisition Corp.

John J. Viscogliosi

President, Chief Executive Officer and Chairman of the Board

505 Park Avenue, 14th Floor, New York, NY 10022

(212) 583-9700

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